ESCROW AGREEMENT

THIS AGREEMENT made as of the 1st day of December, 2000

AMONG:

SOURCEXPORT INC., a company incorporated under the Canada Business Corporations Act with an office at 102, 9333 - 47 Street, Edmonton, Alberta, T6B 2R7

(the "Vendor")

OF THE FIRST PART

AND:

OCEAN VENTURES INC., a company incorporated under the laws of Alberta with a business office at Suite 604, 750 West Pender Street, Vancouver, British Columbia V6C 2T7

(the "Purchaser")

OF THE SECOND PART

AND:

CLARK, WILSON, a partnership formed under the laws of British Columbia with an office at Suite 800 - 885 West Georgia Street, Vancouver, British Columbia V6C 3H1

(the "Escrow Agent")

OF THE THIRD PART

WITNESSES THAT WHEREAS:

  Pursuant to the Private Placement Subscription Agreement, Purchaser purchased the Convertible Debenture from Vendor;

  The Private Placement Subscription Agreement provides that the Proceeds are to be held in escrow until the occurrence of certain stated events;

  Vendor and Purchaser desire to appoint Escrow Agent, and Escrow Agent has agreed to act as escrow agent to hold the Proceeds in accordance with the terms hereof;

THEREFORE, in consideration of the payment to Escrow Agent of Ten Dollars cash in hand paid, as well as other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

  DEFINITIONS AND INTERPRETATION

    Wherever used in this Agreement, unless the context otherwise requires, the following words and terms will have the meanings shown:

      "Agreement" means this Escrow Agreement and any amendments to it;

      "Convertible Debenture" means Convertible Debenture No. 1 issued by Vendor pursuant to the Private Placement Subscription Agreement;

      "Escrow Agent" means Clark, Wilson;

      "Proceeds" means the sum of $125,000 in United States currency, being one-half of the Purchase Price to be held in escrow pursuant to the terms of this Agreement;

      "Private Placement Subscription Agreement" means the Private Placement Subscription Agreement of even date herewith between Vendor and Purchaser with respect to the purchase by Purchaser of the Convertible Debenture;

      "Purchase Price" means the purchase price for the Convertible Debenture established in the Private Placement Subscription Agreement as the sum of $250,000 in United States currency;

      "Security Interest" means the security interest in the Proceeds created by the Convertible Debenture in favour of Purchaser;

    In this Agreement:

      the headings have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement;

      all references to any party, whether a party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires; and

      when the context hereof makes it possible, the word "person" includes in its meaning any firm and any body corporate or politic.

  DEPOSIT INTO ESCROW

    Purchaser will immediately upon execution of this Agreement deliver the Proceeds to Escrow Agent and Escrow Agent will hold the Proceeds in its trust account subject to the terms and conditions of this Agreement.

  ESCROW PROVISIONS

    Vendor and Purchaser hereby direct Escrow Agent to retain the Proceeds in its trust account and not to release the same except in accordance with this Agreement. Escrow Agent accepts its responsibilities hereunder and agrees to perform them in accordance with the terms hereof.

    Escrow Agent shall release the Proceeds and deliver the same to Vendor upon receipt of a written direction signed by both Purchaser and Vendor stating that Vendor has completed two consecutive fiscal quarters with profits as determined in accordance with generally accepted accounting principles (the "Profit Disbursement").

    Notwithstanding clause 3.2, above, Escrow Agent shall release all of the Proceeds and deliver the same to Vendor upon receipt of a written direction signed by both Purchaser and Vendor stating that the Convertible Debenture has been converted, according to it terms, into Class A common shares in the capital of Vendor.

    Any interest earned on the Proceeds will be disbursed with whichever portion of the Proceeds as is paid last.

    Escrow Agent has been informed of the Security Interest and, notwithstanding any provision in this Agreement to the contrary, Escrow Agent shall release the Proceeds (or so much of the Proceeds as it may then control) to Purchaser ten (10) days after the receipt by Escrow Agent of a Statutory Declaration of Purchaser stating that Vendor is in default of its obligations under the Convertible Debenture and that Purchaser is exercising its rights pursuant to the Security Interest (the "Default Declaration"). Upon receipt of a Default Declaration, Escrow Agent will forthwith give notice in writing to Vendor of such receipt and shall send with such notice a copy of the Default Declaration.

    The Purchaser and Vendor hereby agree that possession of the Proceeds by the Escrow Agent pursuant to this Agreement shall be deemed to be possession thereof for and on behalf of the Purchaser for the purposes of creating and perfecting a possessory security interest in such Proceeds under the Personal Property Security Act (British Columbia) and, if applicable, the Personal Property Security Act (Alberta).

  ESCROW AGENT

    In exercising the rights, duties and obligations prescribed or confirmed by this Agreement, Escrow Agent will act honestly and in good faith and will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    Vendor and Purchaser jointly and severally covenant and agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify Escrow Agent, its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which Escrow Agent, its successors or assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of Escrow Agent's compliance in good faith with the terms hereof.

    In case proceedings should hereafter be taken in any court respecting the Proceeds, Escrow Agent will not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Clause 4.2 against its costs of such proceedings.

    Escrow Agent will have no responsibility in respect of loss of the Proceeds except the duty to exercise such care in the safekeeping thereof as it would exercise if the Proceeds belonged to Escrow Agent. Escrow Agent may act on the advice of counsel but will not be responsible for acting or failing to act on the advice of counsel.

    Escrow Agent will not be bound in any way by any contract between the other parties hereto whether or not it has notice thereof or of its terms and conditions and the only duty, liability and responsibility of Escrow Agent will be to hold the Proceeds as herein directed and to pay and deliver the same to such persons and other such conditions as are herein set forth. Escrow Agent will not be required to pass upon the sufficiency of any written notice or direction required or described in this Agreement whether or not the person or persons who have executed, signed or otherwise issued or authenticated the said documents have authority to so execute, sign or authorize, issue or authenticate the said documents or any of them, or that they are the same persons named therein or otherwise to pass upon any requirement of such instruments that may be essential for their validity, but it shall be sufficient for all purposes under this Agreement insofar as Escrow Agent is concerned that the said documents are delivered to it as herein specified by the parties executing this Agreement.

    In the event that the Proceeds are attached, garnished or levied upon under any court order, or if the delivery of the Proceeds is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting the Proceeds or affecting any act by Escrow Agent, Escrow Agent may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If Escrow Agent obeys and complies with any such writs, orders, judgments or decrees, it will not be liable to any of the parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

    Except as herein otherwise provided, Escrow Agent is authorized and directed to disregard in its sole discretion any and all notices and warnings which may be given to it by any of the parties hereto or by any other person, firm, association or corporation. It will, however, obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

    If Escrow Agent receives any written instructions contrary to the instructions contained in this Agreement, Escrow Agent may continue to hold the Proceeds until the lawful determination of the issue between the parties hereto.

    If written notice of protest is made by either Purchaser or Vendor to Escrow Agent to any action contemplated by Escrow Agent under this Agreement, and such notice sets out reasons for such protest, Escrow Agent may continue to hold the Proceeds until the right thereto is legally determined by a court of competent jurisdiction or otherwise.

    Escrow Agent may resign as Escrow Agent by giving not less than 30 days' notice thereof to Purchaser and Vendor. Purchaser and Vendor may terminate Escrow Agent by giving not less than 30 days' notice to Escrow Agent. The resignation or termination of Escrow Agent will be effective and Escrow Agent will cease to be bound by this Agreement on the date that is 30 days after the date of receipt of the termination notice given hereunder or on such other date as Escrow Agent, Purchaser and Vendor may agree upon. All indemnities granted to Escrow Agent herein will survive the termination of this Agreement or the termination or resignation of Escrow Agent.

    Notwithstanding anything herein to the contrary, Escrow Agent may act upon any written instructions given jointly by Vendor and Purchaser.

    Notwithstanding anything to the contrary contained herein, in the event of any dispute arising between Purchaser and Vendor with respect to the Proceeds, this Agreement, the Convertible Debenture or the Private Placement Subscription Agreement, Escrow Agent may in its sole discretion deliver and interplead the Proceeds into court and such delivery and interpleading will be an effective discharge to Escrow Agent.

    It is understood that in addition to acting as Escrow Agent hereunder, Escrow Agent is also acting as solicitor for the Purchaser in this transaction and the parties have requested that Escrow Agent act in this capacity.

  FEES

    Vendor will each the compensation of Escrow Agent and will reimburse Escrow Agent for any and all reasonable expenses, disbursements and advances made by Escrow Agent in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

    The obligation of Escrow Agent to deliver the Proceeds to Purchaser or Vendor pursuant to the terms of this Agreement are subject to the prior payment to Escrow Agent of all its costs and expenses herein including reasonable compensation for acting hereunder.

  GENERAL

    Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

    This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and successors.

    The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

    This Agreement will be governed by and construed in accordance with the laws of British Columbia.

    Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in Canada, the notice to the following address:

      If to Vendor:

      Sourcexport Inc.
      102, 9333 - 47 Street
      Edmonton, Alberta
      T6B 2R7
      Attention: The President

      Fax number: (780) 465-5368

      If to Purchaser:

      Ocean Ventures Inc.
      Suite 604
      750 West Pender Street
      Vancouver, British Columbia
      V6C 2T7
      Attention: The President

      Fax number: (604) 689-9773

      If to Escrow Agent:

      Clark, Wilson
      800 - 885 West Georgia Street
      Vancouver, British Columbia
      V6C 3H1
      Attention: Herbert I. Ono

      Fax number: (604) 687-6314 (File 22647-2)

      (or to such other address as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the electronic communication was successfully transmitted, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

      Time is of the essence of this Agreement.

      It is understood and agreed by the parties to this Agreement that the only duties and obligations of Escrow Agent are those specifically stated herein and no other.

      Vendor acknowledges receiving a copy of this Agreement; and waives all rights to receive from Purchaser a copy of any financing statement or financing change statement filed, or any verification statement received, at any time in respect of this transaction.

      This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

      Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first written above.

  IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as of the date first above written.

  SOURCEXPORT INC.

  Per: /s/ signed
  Authorized Signatory

  OCEAN VENTURES INC.

  Per: /s/ signed
  Authorized Signatory

  CLARK, WILSON

  Per: /s/ signed
  Partner